CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-154254 on Form N-2 of our report dated January 27, 2011, relating to the financial statements and financial highlights of Energy Income and Growth Fund, appearing in the Annual Report on Form N-CSR for the year ended November 30, 2010 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Experts" and "Financial Statements And Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.


/s/ Deloitte & Touche LLP

Chicago, Illinois
April 1, 2011